

                                                                                EXHIBIT 11
                                                                          ----------------
                          PACIFIC TELESIS GROUP AND SUBSIDIARIES
                            COMPUTATION OF EARNINGS PER SHARE
           (Dollars in millions, except per share amounts; shares in thousands)

                                                                     For the 3 Months Ended
                                                                              March 31,
                                                                 -----------------------------
                                                                             1997      1996
                                                                  ----------------------------
  Net income                                                                 $352       $401
                                                                           =================
  Weighted average number of common shares outstanding                    428,312    428,435

  Common stock equivalent shares applicable to stock options                2,975        815
                                                                       ---------- ----------
  Total number of shares for computing primary earnings per share         431,827    429,250

  Incremental shares for computing fully diluted earnings per share             -          -
                                                                       ---------- ----------
  Total number of shares for computing fully diluted earnings per share   431,827    429,250
                                                                          ======= ==========
  Earnings per common share (as reported)                               $   0.82     $  0.94
  Primary earnings per share                                            $   0.82     $  0.93
  Fully diluted earnings per share                                      $   0.82     $  0.93

  Earnings per share amounts for the three months ended March 31, 1997 and 1996, as reported in the Consolidated Statements of Income, were based on the weighted average number of common shares outstanding for the respective periods. Primary and fully diluted earnings per share amounts were not shown in the Consolidated Statements of Income, as they differ from the reported earnings per share amounts by less than three percent.